Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654

(312) 862-2000 www.kirkland.com February 11, 2010	Facsimile: (312) 862-2200

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Dear YRC Worldwide Inc.:

We are acting as special counsel to YRC Worldwide Inc., a Delaware corporation (the “Company”), and each of the Company’s subsidiaries listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the preparation of the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about February 11, 2010 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantors. The Registration Statement relates to the resale by the selling securityholders named therein from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules”), of up to $70,000,000 in aggregate principal amount of the Company’s 6% Convertible Senior Notes due 2014 (the “Notes”), the guarantees of the Guarantors with respect to the Notes (the “Guarantees”) and up to 201,880,000 shares of the Company’s common stock, par value $1.00 per share, which are issuable on account of the Notes (the “Shares” and together with the Notes and the Guarantees, the “Securities”), as described in the Registration Statement.

The Notes will be issued pursuant to that certain Notes Purchase Agreement (the “NPA”), dated as of February 11, 2010, between the Company, the Guarantors and the purchasers named therein and will be governed by an indenture to be entered into between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture” and collectively with the NPA, the “Transaction Documents”).

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company and the Guarantors, (ii) minutes and records of the corporate proceedings of the Company and the Guarantors, (iii) the Registration Statement and the exhibits thereto and (iv) the Transaction Documents.

Hong Kong	London	Los Angeles	Munich	NewYork	Palo Alto	San Francisco	Washington, D.C.

YRC Worldwide, Inc.

February 11, 2010

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and the Guarantors.

We have also assumed that:

(i) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement and the Transaction Documents;

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;

(iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, any applicable prospectus supplement and the Transaction Documents;

(iv) the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement, any applicable prospectus supplement and the Transaction Documents;

(v) the Securities offered, as well as the terms of each of the Transaction Documents, as they will be executed and delivered, do not result in a default under or breach of any agreement or instrument binding upon the Company;

(vi) the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver each of the Transaction Documents; and

(vii) the Securities offered as well as the terms of each of the Transaction Documents, as they will be executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

YRC Worldwide, Inc.

February 11, 2010

Based upon the foregoing, and having regard for such legal consideration as we deem relevant, we are of the opinion that the Notes and Guarantees, when issued pursuant to the Transaction Documents, will be validly issued, and the Shares, when issued on account of the Notes in accordance with the terms of the Indenture and the Notes, will be duly and validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws. We note that two of the Guarantors are incorporated under the laws of the State of Pennsylvania and a single Guarantor is incorporated under the laws of each of the States of Michigan, Oregon and Hawaii. We are not licensed to practice in any of these states and we have made no investigation of, and do not express or imply any opinion on, the laws of any of these states.

We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

YRC Worldwide, Inc.

February 11, 2010

To the extent that the obligations of the Company under the Indenture may be dependent on such matters, we assume for purposes of this opinion that the applicable trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the applicable trustee and constitutes the legally valid and binding obligations of such trustee, enforceable against such trustee in accordance with its terms; that the applicable trustee is in compliance, generally and with respect to acting as an agent under the Indenture with all applicable laws and regulations; and that the applicable trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement filed pursuant to Rule 462(b) of the Rules with respect to the registration of additional Securities for sale in any offering contemplated by the Registration Statement and shall cover such additional Securities.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States, laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

YRC Worldwide, Inc.

February 11, 2010

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

Schedule I

Subsidiary Guarantors

Exact Name as Specified in its Charter	State of Incorporation or Organization
Globe.com Lines, Inc.	Delaware
YRC Inc.	Delaware
YRC Logistics, Inc.	Delaware
YRC Logistics Global, Inc.	Delaware
Roadway LLC	Delaware
Roadway Next Day Corporation	Pennsylvania
YRC Enterprise Services, Inc.	Delaware
YRC Regional Transportation, Inc.	Delaware
USF Sales Corporation	Delaware
USF Holland Inc.	Michigan
USF Reddaway Inc.	Oregon
USF Glen Moore Inc.	Pennsylvania
YRC Logistics Services, Inc.	Illinois
IMUA Handling Corporation	Hawaii